ASSIGNMENT AND ASSUMPTION AGREEMENT

(SUB-ADVISORY AGREEMENT)

This Assignment and Assumption Agreement is made as of January 1, 2026, by and among Franklin Advisers, Inc., a California corporation (“FAV”), K2/D&S Management Co., L.L.C., a Delaware limited liability company (“K2 Advisors”), and ActusRayPartners Limited, a Hong Kong limited liability company (“Sub-Adviser”).

WHEREAS, each of FAV, K2 Advisors and Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment management, investment advisory and/or sub-advisory services to investment companies and other investment advisory clients;

WHEREAS, each of FAV and K2 Advisors is a direct or indirect, wholly-owned subsidiary of Franklin Resources, Inc.;

WHEREAS, K2 Advisors serves as investment manager to the Fund pursuant to an Amended and Restated Investment Management Agreement, dated as of October 1, 2017, as amended, between Franklin Alternative Strategies Funds (the “Trust”), on behalf of its series, K2 Alternative Strategies Fund (to be renamed the Franklin Alternative Strategies Fund effective January 30, 2026, and referred to herein as the “Fund”), and K2 Advisors (the “Management Agreement”);

WHEREAS, K2 Advisors has engaged Sub-Adviser to provide investment sub-advisory services with respect to a portion of the assets of the Fund allocated to Sub-Adviser by K2 Advisors, from time to time, which may consist of all, a portion or none of the Fund’s assets, pursuant to a Sub-Advisory Agreement, dated as of May 25, 2022, between K2 Advisors and Sub-Adviser (the “Sub-Advisory Agreement”);

WHEREAS, effective January 1, 2026 (the “Effective Date”), K2 Advisors has transferred to FAV all of its investment and investment-related personnel (including portfolio managers, research analysts, and certain support staff members) and assigned the Management Agreement to FAV pursuant to a separate Assignment and Assumption Agreement (the “Transfer”) in a transaction that does not constitute an “assignment” of the Management Agreement under the Investment Company Act of 1940, as amended;

WHEREAS, in conjunction with the Transfer, K2 Advisors desires to assign the Sub-Advisory Agreement, including the assignment of all its rights and delegation of all its obligations, to FAV, and FAV desires to assume the Sub-Advisory Agreement and accept the assignment of rights and delegation of obligations, pursuant to this Assignment and Assumption Agreement;

WHEREAS, the Transfer and the assignment of the Sub-Advisory Agreement to FAV pursuant to this Assignment and Assumption Agreement will not result in a change of control or management, and thus will not constitute an “assignment” of the Sub-Advisory Agreement under the Investment Company Act of 1940, as amended; and

WHEREAS, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust present in person that are not interested persons of the Trust, K2 Advisors, or FAV, approved the transfer of the Sub-Advisory Agreement and a form of this Assignment and Assumption Agreement, at a meeting held on May 28, 2025.

NOW, THEREFORE, the parties hereto agree as follows as of the Effective Date:

I. Assignment and Assumption.

1. The Sub-Advisory Agreement in effect between K2 Advisors and Sub-Adviser with respect to the Fund is hereby assumed in its entirety by FAV, except that all references to K2 Advisors shall be replaced with references to FAV (the “Transferred Contract”).

2. K2 Advisors irrevocably assigns, grants, conveys, and transfers to FAV all of K2 Advisors’ right, title, and interest in and to the Transferred Contract.

3. FAV unconditionally agrees to perform and be bound by all of the terms of the Transferred Contract and the obligations and duties of K2 Advisors thereunder, and agrees to pay, perform, and discharge, as and when due, all of the obligations of K2 Advisors under the Transferred Contract accruing on and after the Effective Date.

4. The Transferred Contract shall continue in full force and effect as set forth therein for the remainder of its term.

II. Representations and Warranties.

5.  K2 Advisors’ Representations and Warranties.

i. the execution, delivery and performance of this Assignment and Assumption Agreement do not violate any obligation by which K2 Advisors or its property is bound, whether arising by contract, operation of law or otherwise;

ii. this Assignment and Assumption Agreement has been duly authorized by appropriate action of K2 Advisors and when executed and delivered by K2 Advisors will be a legal, valid, and binding obligation of K2 Advisors, enforceable against K2 Advisors in accordance with its terms; and

6.  FAV’s Representations and Warranties. FAV represents and warrants in accordance with section 6(b) of the Transferred Contract, as amended from time to time, except that all references to K2 Advisors shall be replaced with references to FAV.

III. Miscellaneous.

7.  Headings. The headings in this Assignment and Assumption Agreement are for reference only and do not affect the interpretation of this Agreement.

8.  Severability. If any term or provision of this Assignment and Assumption Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Assignment and Assumption Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. On such determination that any term or other provision is invalid, illegal, or unenforceable, the parties to this Assignment and Assumption Agreement shall negotiate in good faith to modify this Assignment and Assumption Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

9.  Entire Agreement. This Assignment and Assumption Agreement is the sole and entire agreement of the parties to this Assignment and Assumption Agreement regarding the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

10.  Amendment and Modification. No amendment to or termination of this Assignment and Assumption Agreement is effective unless it is in writing, identified as an amendment to or termination of this Assignment and Assumption Agreement and signed by an authorized representative of each party to this Assignment and Assumption Agreement.

11.  No Third-Party Beneficiaries. This Assignment and Assumption Agreement benefits solely the parties to this Assignment and Assumption Agreement and their respective successors and permitted assigns and nothing in this Assignment and Assumption Agreement, express or implied, confers on any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Assignment and Assumption Agreement.

12.  Governing Law. This Assignment and Assumption Agreement shall be interpreted in accordance with and governed by the laws of the State of Delaware of the United States of America, without regard to conflicts of law principles and in accordance with the 1940 Act. In case of any conflict, the 1940 Act shall control.

13.  Counterparts. This Assignment and Assumption Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Assignment and Assumption Agreement delivered by email or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Assignment and Assumption Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the date set forth above.

FRANKLIN ADVISERS, INC. By: /s/ Ed McGraw Name: Ed McGraw Title: Head of Investment & Client Operations	K2/D&S MANAGEMENT CO., L.L.C. By: /s/ Ed McGraw Name: Ed McGraw Title: Head of Investment & Client Operations
ACKNOWLEDGED: ACTUSRAYPARTNERS LIMITED By: /s/ Andrew Alexander Name: Andrew Alexander Title: Managing Director By: /s/ Raymond Siu Wai Chan Name: Raymond Siu Wai Chan Title: Managing Director

ACKNOWLEDGED:

FRANKLIN ALTERNATIVE STRATEGIES FUNDS, on behalf of K2 ALTERNATIVE STRATEGIES FUND (to be renamed FRANKLIN ALTERNATIVE STRATEGIES FUND)

By: /s/ Navid J. Tofigh

Name: Navid J. Tofigh

Title: Vice President